UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 10, 2025

Hippo Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39711	32-0662604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Almaden Blvd., Suite 400
San Jose, California 95113
650 294-8463
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HIPO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 10, 2025, the Board of Directors (the “Board”) of Hippo Holdings Inc. (the “Company”) voted to increase the size of the Board from nine to ten directors and appointed: (i) Laura Hay as a Class I director, effective October 1, 2025 for an initial term expiring at the Company’s 2028 annual meeting of stockholders and until her successor has been elected and qualified or until her earlier death, resignation, disqualification, or removal; and (ii) Susan Holliday as a Class III director, effective October 1, 2025 for an initial term expiring at the Company’s 2027 annual meeting of stockholders and until her successor has been elected and qualified or until her earlier death, resignation, disqualification, or removal. The Board also appointed both Ms. Hay and Ms. Holliday to the Audit, Risk, and Compliance Committee of the Board (“Audit Committee”), Ms. Hay to the Nominating & Corporate Governance Committee of the Board (“Nom & Gov Committee”) and Ms. Holliday to the Compensation Committee of the Board (“Compensation Committee”). There are no arrangements or understandings between Ms. Hay or Ms. Holliday and any other persons pursuant to which either of them was elected as a director of the Company, there are no family relationships between Ms. Hay or Ms. Holliday and any other director or executive officer of the Company, and neither Ms. Hay nor Ms. Holliday has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Pursuant to the Company’s Non-Employee Director Compensation Program, each of Ms. Hay and Ms. Holliday will receive (i) annual cash compensation of $60,000 for service as a member of the Board; and (ii) annual cash compensation of $10,000 for service as a member of the Audit Committee. Ms. Hay will also receive annual cash compensation of $4,000 for her service on the Nom & Gov Committee and Ms. Holliday will receive annual cash compensation of $6,000 for her service on the Compensation Committee. Additionally, Ms. Hay and Ms. Holliday will each receive an initial award of restricted stock units (“RSUs”) covering a number of shares of the Company’s common stock valued at $130,000 based on the 30-day average closing trading price of a share of the Company’s common stock prior to the date of grant (and prorated for the period from October 1, 2025 until June 3, 2026), which will vest in full on June 3, 2026, subject to continued service on the Board through the vesting date. Pursuant to the Non-Employee Director Compensation Program, each of Ms. Hay and Ms. Holliday will also be eligible to receive an annual award of RSUs granted after the Company’s next annual meeting of stockholders valued at $130,000 based on the 30-day average closing trading price of a share of the Company’s common stock prior to the date of grant, which will vest in full upon the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the next annual meeting of stockholders that occurs following the date of grant, subject to continued service on the Board through the vesting date. In the event of a change in control (as defined in the Company’s 2021 Incentive Award Plan), all equity awards held by each of Ms. Hay and Ms. Holliday will accelerate in full.
Each of Ms. Hay and Ms. Holliday will enter into the Company’s standard form indemnification agreement in the form filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2021. Neither Ms. Hay nor Ms. Holliday has entered into any other material plan, contract, arrangement or amendment in connection with the appointment to the Board.
Item 7.01 Regulation FD Disclosure.
On September 16, 2025, the Company issued a press release announcing the appointment of Ms. Hay and Ms. Holliday to the Board. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
The information in this Item 7.01 of this Form 8-K and Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated September 16, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 16, 2025

HIPPO HOLDINGS, INC.

By:	/s/ GUY ZELTSER
Guy Zeltser
Chief Financial Officer